                                                                   Exhibit 10(c)
                                                                  EXECUTION COPY


                              SERVICES AGREEMENT

                                 by and among

                         BAXTER HEALTHCARE CORPORATION

                                      and

                                VWR CORPORATION



                              September 15, 1995

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
        1.   Definitions                                                    1
        2.   Services                                                       3
        3.   Term                                                           6
        4.   Consideration                                                  7
        5.   Performance of Services                                        9
        6.   Remittances and Settlement                                    10
        7.   Termination of Services                                       11
        8.   Indemnity                                                     14
        9.   Third Party Claims                                            15
       10.   Confidentiality                                               16
       11.   Suspension/Termination                                        17
       12.   Non-Exclusivity                                               18
       13.   Notices                                                       18
       14.   Miscellaneous                                                 19

                                LIST OF EXHIBITS

       Exhibit A   Baxter Operational Regions and Annual Sales
       Exhibit B   Services

                              SERVICES AGREEMENT
                              ------------------


          THIS SERVICES AGREEMENT ("Agreement") dated as of September 15, 1995 by and between BAXTER HEALTHCARE CORPORATION, a Delaware corporation with its principal offices at One Baxter Parkway, Deerfield, Illinois 60015 (hereinafter "Baxter"), and VWR CORPORATION, a Pennsylvania corporation with its principal offices at 1310 Goshen Parkway, West Chester, Pennsylvania 19380 (hereinafter "VWR").

                                    RECITALS
                                    --------

I. Baxter, VWR, and EM Laboratories, Incorporated, a New York corporation, have entered into an Asset Purchase Agreement dated as of May 24, 1995, as amended on September 15, 1995, pursuant to which Baxter has sold to VWR, and VWR has purchased from Baxter, certain of the assets and business of Baxter's "Industrial Distribution Business," as defined in the Asset Purchase Agreement.

II. Baxter and VWR recognize that it is advisable for Baxter and its Affiliates to continue providing certain administrative and other services to VWR for a transitional period.

III. This Agreement is a condition to the consummation of the transactions contemplated by the Asset Purchase Agreement.

                                   AGREEMENT
                                   ---------

          In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   Definitions.

     1.1 "Affiliate" shall mean any person, firm or corporation controlling, controlled by or under direct or indirect common control with a party hereto. For the purpose of this definition, the term "control" means the power to direct the management or policies of a party, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     1.2 "Industrial Customers" shall mean customers who purchase the Products for use in laboratories, production plants, and other facilities in all cases not involved in the care of human patients or the diagnosis of disease or defect for the purpose of care of human patients, including, without limitation, analytical, research and development laboratories, educational institutions, environmental testing laboratories, clean room facilities, biotechnology and pharmaceutical research and production facilities, medical device manufacturers, electronic and semiconductor manufacturers, and government research facilities.

     1.3 "Products" shall mean the products distributed by the Industrial Distribution Business immediately prior to the date of this Agreement, including the following types of products:

          1.3.1 "Baxter Products" shall mean Products that are manufactured by Baxter or any of its Affiliates and sold to VWR for resale by VWR to Industrial Customers pursuant to the VWR Distribution Agreement entered into by the parties on the date hereof. The inventories of the Baxter Products shall remain the property of Baxter until such time as a Baxter Product is used to fulfill an order from an Industrial Customer pursuant to this Agreement. Baxter shall retain title in such Baxter Product until the time of shipment from Baxter's shipping point (or the manufacturer's shipping point in the case of a drop shipment) to the Industrial Customer, at which time such Baxter Product shall be sold by Baxter to VWR; and

          1.3.2 "Distributed Products" shall mean Products manufactured by third parties that are not Affiliates of Baxter (including, without limitation, Products manufactured for Baxter or any of its Affiliates which bear the trademark "BAXTER" or any other trademark of Baxter or any of its Affiliates) and normally distributed by Baxter or any of its Affiliates to Industrial Customers. Except as otherwise provided herein, the inventories of such Distributed Products shall remain the property of Baxter until such time as a Distributed Product is used to fulfill an order from an Industrial Customer. Baxter shall retain title in such Distributed Product until the time of shipment from Baxter's shipping point (or the manufacturer's shipping point in the case of a drop shipment) to the Industrial Customer at which time such Distributed Product shall be sold by Baxter to VWR.

     1.4 "Region" shall mean any one of the Baxter operational or sales regions listed on Exhibit A of this Agreement.

     1.5 "Territory" shall mean the United States, excluding Puerto Rico and its other territories and possessions.

2.   Services.

     2.1 During the Term, as defined in Section 3 herein, Baxter shall or shall cause one of more of its Affiliates, to render in the Territory services to VWR as are described in Exhibit B hereto (the "Services") in connection with VWR's sales of Products to its Industrial Customers. In addition to the Services listed on Exhibit B, Baxter shall provide additional services that are requested by VWR and agreed to in writing by Baxter ("Additional Services").

     2.2 Except as otherwise provided for in the Asset Purchase Agreement, VWR shall not acquire any right, title or interest in any software, systems or other materials used in the provision of the Services. VWR shall pay the license fees and other third party charges necessary to enable Baxter to use any software that Baxter uses during the Term for the benefit of VWR but only to the extent such fees and charges are attributable to the provision of Services or Additional Services.

     2.3 Notwithstanding anything to the contrary contained herein, including, without limitation, Exhibit B, Baxter shall not provide legal services, research and development services or facilities, or insurance or risk management services anywhere in the Territory. In addition Baxter shall have no responsibility to arrange for VWR to be added as a named insured on any Baxter insurance policies or otherwise provide insurance coverage to VWR. Baxter shall not provide treasury services (including, without limitation, cash management), audit services (including, without limitation, internal audit), human resources services (including, without limitation, BEBC administration services), tax services, personal transportation services (including, without limitation, access to Baxter's airplanes, cars or trucks), or use of Baxter facilities, in each case, except to the extent identified in Exhibit B hereto.

     2.4  For Industrial Customers that place orders for Products pursuant to
Section 2.6.1. and 2.6.2, Baxter shall make all credit determinations according to Baxter's then-current standard credit procedures (a copy of the current procedures have been provided to VWR and updates of such procedures shall be provided to VWR within a reasonable time of the implementation of the same), unless otherwise directed by VWR. Notwithstanding anything to the contrary contained herein, VWR shall bear all risks in connection with all accounts receivable, and Baxter shall have no responsibility or liability with respect to the same, except for any non-VWR approved credit extensions in violation of such standard credit procedures.

     2.5 VWR shall: (i) be fully responsible for soliciting orders from Industrial Customers for the sale of the Products and the determination of resale prices and terms of payment, other than with respect to credit determinations as provided for in Section 2.4 herein; (ii) be fully responsible (subject to Baxter's required standard of care set forth in Section 5.1) for any Distributed Products returned or rejected by Industrial Customers for any reason; and (iii) give Baxter access to and use of all assets acquired by VWR pursuant to the Asset Purchase Agreement to the extent required to enable Baxter to provide the Services.

     2.6 The following procedures shall be implemented by Baxter and VWR in connection with the Services:

          2.6.1 Baxter shall receive orders from Industrial Customers via EDI transmission and Baxter's ASAP computer ordering system.

          2.6.2 VWR customer service representatives ("CSR's") and telesales representatives located in Baxter facilities pursuant to this Agreement shall receive telephone and facsimile orders from Industrial Customers and enter such orders into Baxter's system in the same manner as placed prior to the date of this Agreement.

          2.6.3 Baxter shall fulfill the orders with the required Products in the same manner used by Baxter to fulfill similar orders to similar Industrial Customers prior to the date of this Agreement, including shipments out of stock of various Baxter facilities and/or direct shipment from third party manufacturers.

          2.6.4 Baxter shall provide invoices to Industrial Customers, using a Baxter invoice generated by Baxter's billing system, but bearing a reference to VWR except in the case of certain governmental accounts.

          2.6.5 Beginning on the fifth business day after the date hereof, on a daily basis after performing cash application, Baxter shall remit to VWR by wire transfer or automated clearing house all payments received from Industrial Customers (including any sales taxes and freight charges collected by Baxter as agent for VWR) on account of accounts receivable assigned by Baxter to VWR on the date hereof and all VWR's accounts receivable based upon sales of Products made to Industrial Customers under this Agreement after the date hereof. For the first four business days from the date hereof and the first four days of each succeeding month, Baxter shall remit to VWR by wire transfer an amount equal to an estimate of such receipts based on a percentage of the historic average daily cash collected of accounts receivable from Industrial Customers assigned by Baxter to VWR on the date hereof. At the end of each month of the Term, the parties shall calculate the difference between: (a) estimated payments made by Baxter to VWR during such four day period; and (b) the actual collections received on account of the accounts receivable specified in the first sentence of this Section 2.6.5 during such four day period. If such actual collections are greater than such estimated payments, Baxter shall pay to VWR such difference within ten days. If such actual collections are less than such estimated payments, VWR shall pay to Baxter such difference within ten days.

          2.6.6 Baxter shall perform cash application services, matching payments received from Industrial Customers with the appropriate invoices.

          2.6.7 Baxter shall base invoices to Industrial Customers on prices for Products determined by VWR and communicated to Baxter, provided that VWR shall provide Baxter with at least 30 days notice in writing of any change in such prices or any new contracts with Industrial Customers. Baxter shall continue to provide invoices to Industrial Customers having a contract or price agreement with Baxter (which may be in writing or may only be reflected in Baxter computer system) prior to the date of this Agreement, at the price contained in such contract or price agreement, until notified by VWR to change such price.

          2.6.8 On the first working day following the Closing, Baxter shall provide VWR with a list of Industrial Customers as of August 31, 1995, classified on an exempt and non-exempt basis with respect to sales taxes. Within 30 days following the Closing, Baxter shall provide VWR with a list of Industrial Customers added between September 1, 1995 and the Closing. Baxter shall continue to make such information available to VWR from time to time upon VWR's request. Within 90 days after VWR's receipt of the list provided by Baxter, VWR shall be responsible for obtaining valid exemption or resale certificates from these Industrial Customers on the basis of such list. VWR shall also obtain valid exemption or resale certificates for new Industrial Customers who are added after the Closing Date.

          2.6.9 VWR shall provide Baxter with sale for resale certificates with respect to the sale of Baxter Products and Distributed Products by Baxter to VWR under Section 1.3.1 and 1.3.2.

          2.6.10 Baxter shall provide VWR with a summary of monthly sales by state and local taxing jurisdiction which shall be classified on an exempt and non-exempt basis within seven days of month end. VWR shall be responsible for filing sales tax returns with the appropriate taxing authorities and remitting to them the taxes remitted by Baxter to VWR pursuant to Section 2.6.5.

          2.6.11 If VWR becomes aware of a change in the exempt or non-exempt status of an Industrial Customer, VWR shall amend the exemption or resale certificate to reflect the change. VWR shall notify Baxter, and Baxter shall reflect the change in its invoicing and reporting systems.

          2.6.12 Baxter shall from time to time make available to VWR upon its request detailed sales journals (which it shall maintain by state and local taxing jurisdiction) and all copies of all invoices which it has delivered to Industrial Customers. All invoices issued by Baxter for Industrial Customers shall, after the expiration or termination of this Agreement, be retained by Baxter, but shall be stored for audit purposes by Baxter for seven years and, from time to time, made available to VWR upon its request.

          2.6.13 Baxter shall be solely responsible for sales tax deficiencies, interest, and penalties with respect to sales of Products to Industrial Customers for the 60-day period following the Closing Date, other than deficiencies, interest and penalties attributable to VWR's failure properly to file sales tax returns and remit the sales taxes remitted by Baxter to VWR. Baxter shall have the right to participate in VWR's sales tax audits and to cause VWR to file appeals thereof to the extent of Baxter's liability to VWR hereunder. Beginning after the 60th day following the Closing Date, VWR shall be solely responsible for sales tax deficiencies, interest and penalties with respect to sales of Products to Industrial Customers.

     2.7 During the first six months of the Term, Baxter shall provide to VWR, at no charge, Facilities Services consisting of access to certain Baxter facilities for VWR's sales representatives, customer service representatives and general office personnel ("VWR Representatives") to the same extent that the persons employed by Baxter in similar capacities had access to such facilities immediately prior to the date of this Agreement, and voice mail for the VWR Representatives using such facilities, the number of such VWR Representatives not to exceed 580 in the aggregate. If requested by VWR and agreed to by Baxter, Baxter shall provide to VWR Facilities Services after the first six months of the Term subject to Section 4.8 herein.

3.  Term.

          Baxter shall render the Services and the Additional Services during the term of this Agreement ("Term") which shall commence on the date of this Agreement and terminate no later than two years thereafter. This Agreement shall terminate with respect to all of the Services or Additional Services on a Region by Region basis pursuant to the termination schedule which shall be provided by VWR within 30 days after the date of this

Agreement. With respect to any Region except Hayward, VWR must give Baxter 120 days notice in the termination schedule prior to the date of termination of the Services or Additional Services. It is understood that all Services or Additional Services in the Hayward Region will terminate in January 1996. VWR may shorten the period during which Services or Additional Services are provided by Baxter in any Region by giving Baxter 120 days written notice prior to the effective date of termination of such Services or Additional Services. VWR may extend the period during which Services or Additional Services are provided to any Region beyond the applicable termination date in the termination schedule provided by VWR by giving Baxter 120 days written notice prior to the date of termination of the Services or Additional Services, provided that such notice sets forth the time period of such extension, which in no case shall extend beyond the Term, unless extended by mutual agreement, and the Services or Additional Services to be provided.

4.   Consideration.

     4.1 In consideration of Baxter providing Services to VWR, VWR shall make monthly payments to Baxter for such Services ("Services Payments") as set forth herein, provided that VWR shall not be required to make any Services Payments during the first three months of this Agreement.

     4.2 The Services Payments for the 12 month period from the beginning of the fourth month through the end of the fifteenth month of the Term shall equal 5.5% of the total sales of the Products to Industrial Customers which are serviced by Baxter pursuant to the terms of this Agreement ("IC Sales") during such 12 month period, provided that in no event shall such Services Payments be less than $18,645,000 in the aggregate during such 12 month period (such $18,645,000 figure is based on $452,000,000 multiplied by 5.5% multiplied by 9/12). Payments due during such 12 month period shall be due and payable within 15 days following the end of each such month. If during any quarter during such 12 month period the difference between: (a) $4,661,250, less (b) the actual IC Sales made during such quarter multiplied by 5.5% is greater than zero, then, within 15 days after the end of each such quarter, VWR shall pay to Baxter an amount equal to such difference.

     4.3 If VWR has made payments to Baxter totalling at least $18,645,000 pursuant to Section 4.2 and the difference between: (a) the actual Services Payments made by VWR during such 12-month period (including any end-of-quarter payments) pursuant to Section 4.2 exceeds (b) 5.5% multiplied by IC Sales during such 12-month period, then VWR shall be entitled to a credit ("Credit") equal to such excess, which Credit shall be applied against Services Payments for Services provided during each month during the three month period from the beginning of the sixteenth month through the end of the eighteenth month of the Term.

     4.4 The Services Payments for each month during the period from the beginning of the sixteenth month through the end of the eighteenth month of the Term shall be actual IC Sales multiplied by 5.5%, provided that any Credit shall be applied against such Services Payments until such Credit is depleted. Such Services Payment shall be paid within 15 days of the end of each month during such period.

     4.5 The Services Payments for each month during the period from the beginning of the nineteenth month through the end of the twenty-fourth month of the Term shall be 5.5% of actual IC Sales during each such month. Such Services Payments shall be paid within 15 days of the end of each month during such period.

     4.6 Except as expressly provided herein, no other consideration or reimbursement shall be payable to Baxter for the Services unless the parties otherwise agree in writing.

     4.7 If Baxter renders any Additional Services to VWR pursuant to the terms of Section 2.1, VWR shall pay to Baxter in addition to the Services Payments an amount equal to that set forth in any written agreement providing for such Additional Services (which the parties acknowledge shall be based upon the variable cost incurred by Baxter in rendering such Additional Services).
Any such payment for Additional Services shall be paid within 15 days of the end of each month in which such Additional Services have been rendered.

     4.8 If Baxter renders any Facilities Services to VWR after the first six months of the Term pursuant to the terms of Section 2.7, VWR shall, for each VWR Representative located at a Baxter facility, pay to Baxter in addition to the Services Payments $192 per each such VWR Representative per month based on full-time employment. Baxter shall invoice VWR for such Facilities Services and specify the number of VWR Representatives and their locations broken out by full-time and part time employees. Any such payment for Facilities Services shall be paid within 15 days of the end of each month during which such Facilities Services have been rendered.

     4.9 If any payments due hereunder have not been received by Baxter within 15 days after the date on which such payments are due, such overdue amounts shall bear interest from the applicable due date until the date paid at the prime rate published by the Wall Street Journal as of such applicable due date.
                            -------------------

     4.10 Notwithstanding anything to the contrary contained herein, if, during any year during the Term, IC Sales in any Region exceed 125% of the 1994 annual sales level for such Region specified in Exhibit A, Baxter shall not be obligated to provide any Services to any such Region in connection with any IC Sales in excess of such 125% amount if the provision of such excess Services would require Baxter to make any capital expansions.

5.   Performance of Services.

     5.1 Subject to the other provisions of this Section 5, Baxter shall use reasonable efforts in providing the Services hereunder and shall perform the Services in a manner consistent with past practice and with the same degree of care, skill and prudence customarily exercised by Baxter in providing services similar to the Services to its own operating divisions prior to the date of this Agreement. Baxter shall stock inventories of the Products at service levels consistent with those service levels provided by Baxter to the Industrial Distribution Business prior to the date hereof. Notwithstanding the foregoing and upon written request to Baxter from VWR specifying VWR's desired inventory service level for a given Distributed Product in a given Region, during the 120 day period prior to the date upon which Baxter's performance of Services shall cease for the applicable Region, Baxter shall use reasonable efforts (subject to Baxter's reasonable business judgment regarding Baxter's continuing business needs for such Distributed Product) to cooperate with VWR in managing the inventories to achieve such service levels.

     5.2 Baxter shall prepare and deliver monthly sales, cost of goods sold, accounts receivable and other reports as such reports were prepared by Baxter for the Industrial Distribution Business immediately prior to the date hereof (collectively, the "Reports"). Baxter shall from time to time upon advance notice provide VWR and/or its independent public accountants or principal financial institutions with full access to all accounting and other records which were used to produce, or in any way support, the Reports in connection with VWR's business.

     5.3 Baxter and VWR shall cooperate in planning the scope and timing of the Additional Services in order to minimize or eliminate interference with the conduct of Baxter's business activities.

     5.4 In providing the Services, neither Baxter nor its Affiliates shall be responsible for the accuracy, completeness or timeliness of any advice or Service or any return, report, filing or other document which it provides, prepares or assists in preparing, except to the extent that any inaccuracy, incompleteness or untimeliness arises from the gross negligence or willful misconduct of Baxter or its Affiliates; provided that in no event, whether as a result of a breach of this Agreement, tort liability or otherwise, shall Baxter be liable to VWR for any special, indirect, incidental or consequential damages. Baxter and its Affiliates shall provide Services with respect to such returns, reports, filings and other documents with the same timeliness and accuracy as it prepared such returns, reports, filings and other documents for the Industrial Distribution Business immediately prior to the date hereof, provided that Baxter acknowledges that the timeliness of the Reports are essential to VWR's ability to meet its financial reporting requirements (including those imposed by the federal securities laws).

6.   Remittances and Settlement.

     6.1  Baxter shall invoice VWR on a daily basis as follows:

          6.1.1 2.6% times net IC Sales for the applicable day to cover freight from Baxter's shipping point(s) (or manufacturer's facility in the case of a drop shipment) to Industrial Customers in the United States; provided, however, that Baxter shall credit VWR for any freight collected from Industrial Customers.

          6.1.2 for Baxter Products delivered by Baxter to fulfill Industrial Customers' orders and invoiced on the applicable day. Such Baxter Products shall be deemed to have been sold to VWR at the point of shipment to the Industrial Customer. Baxter shall invoice VWR for such Baxter Products at the prices then in effect under the terms of the VWR Distribution Agreement.

          6.1.3 for Distributed Products delivered by Baxter to fulfill VWR's Industrial Customer orders and invoiced on the applicable day. Such Distributed Products shall have been sold to VWR at the time of shipment to Industrial Customers. Baxter shall invoice VWR for such Distributed Products at then-current merchandise file costs contained on Baxter's computer system (which shall include a factor for inbound freight and duty costs) net of applicable vendor rebates.

          6.1.4 VWR shall pay such invoices by wire transfer or via automated clearing house within 15 days after the date of each such invoice.

 7.  Termination of Services.

     7.1 Prior to the date upon which Baxter's performance of Services shall cease for any Region, Baxter and VWR shall formulate a mutually acceptable transition plan, including, without limitation, VWR's purchase of Distributed Products from Baxter as provided for herein. As part of such transition plan, VWR shall purchase from the Baxter facility or facilities that have been servicing customers in that Region, an inventory of Distributed Products at Baxter's then-current merchandise file costs (which shall include a factor for inbound freight and duty costs) which shall include associated excess and/or no-move Distributed Products (at Baxter's book value), all F.O.B. the Baxter facility. The book value of any excess and/or no-move Distributed Products shall be calculated in accordance with generally accepted accounting principles, including any associated reserves for inventory write-downs, in a manner consistent with Baxter's standard policies.

          VWR shall purchase all of Baxter's inventory of each Distributed Product that is held by Baxter exclusively for sale to Industrial Customers.
For all other Distributed Products (i.e., those Distributed Products not held
                                    ----
exclusively for sale to Industrial Customers), the portion of Baxter's inventory of each Distributed Product that VWR shall purchase from a given Baxter facility shall be a fraction ("Fractional Share") of Baxter's total inventory of such Distributed Product at such Baxter facility as of 120 days prior to the date upon which Baxter's performance of Services shall cease for the applicable Region. The Fractional Share shall be calculated as follows: the numerator shall be the unit sales of such Distributed Product to Industrial Customers in the applicable Region during the 90 day period beginning 210 days and ending 120 days prior to the date upon which Baxter's performance of Services shall cease for the applicable Region, and the denominator shall be the total unit sales of such Distributed Product to all customers in the applicable Region during the 90 day period beginning 210 days and ending 120 days prior to the date upon which Baxter's performance of Services shall cease for the applicable Region. For example if the total inventory of a given Product consists of 100 units and the sales of such Product during the applicable period consisted of 100 units sold to Industrial Customers and 100 units sold to customers other than Industrial Customers, the Fractional Share would be 1/2 and the purchased inventory would be 50 units. The portion of Baxter's inventory of each Distributed Product that VWR shall be obligated to purchase from a given Baxter facility shall be subject to any reductions in such inventories pursuant to the terms of Section 5.1 of this Agreement, and in no event shall such portion exceed the Fractional Share of the inventory of any given Distributed Product as of 120 days prior to the date upon which Baxter's performance of Services shall cease for the applicable Region. VWR shall pay Baxter the costs for such Distributed Products within 15 days after the date of termination of Services in the applicable Region. VWR shall be liable for and shall pay at the time of the purchase of such Distributed Products all federal, foreign and state sales taxes and all other sales taxes, duties, documentary stamps, transfer taxes, registration fees and charges or other like charges properly payable upon and in connection with the assignment and transfer of such Distributed Products by Baxter to VWR hereunder. Baxter shall prepare such Distributed Products for shipment to a VWR location specified by VWR. Pursuant to the implementation of such transition plan, Baxter shall transfer such Distributed Products as follows:

          7.1.1. Baxter shall provide VWR with a magnetic tape containing the catalog numbers of such Distributed Products to be purchased;

          7.1.2 Baxter shall conduct a physical count of such Distributed Products to be shipped;

          7.1.3 Baxter shall prepare such Distributed Products for shipment to a specified VWR location pursuant to such transition plan, provided that VWR shall be solely responsible for all costs associated with such shipment; and

          7.1.4 Baxter shall deliver to VWR a detailed invoice (each a "Baxter Invoice") for such Distributed Products based upon its physical count which contains prices for each such Distributed Product, which invoice, subject to
Section 7.2. below, shall be final, binding and conclusive on the parties hereto.

Any adjustments resulting from the physical count (i.e., "ADKS") shall be provided to VWR within two business days of the reconciliation. VWR shall be entitled to have its representatives (including its independent auditors) present during any such physical inventory count.

     7.2 VWR, at its own expense, may conduct an audit or review of the amount set forth on any Baxter invoice, including causing any nationally recognized firm of independent public accountants designated by VWR to perform such audit, review or other report. VWR may dispute any Baxter Invoice from Baxter, but only on the basis that VWR has been invoiced for Distributed Products at costs other than Baxter's then-current merchandise file costs (or book value for excess, no-move) or that such Distributed Products are not in new or saleable condition (except for such no-move). Any such dispute shall be initiated by written notice delivered to Baxter within 30 days of VWR's receipt of any such Products. Such notice shall specify each disputed item, the amount thereof and the basis on which such dispute is made. If Baxter and VWR are unable to reach a written resolution of all disputed items within 20 days after VWR's written notice of dispute, Baxter and VWR shall submit the items remaining in dispute for resolution to a firm of independent public accountants having national standing in the United States which is not then retained by Baxter, VWR or their respective Affiliates, as mutually selected by VWR and Baxter (the "Neutral Accounting Firm"). In the event that Baxter and VWR are unable to agree on the Neutral Accounting Firm, then a nationally recognized "Big Six" accounting firm shall be selected by lot after eliminating one such firm selected by Baxter and one such firm selected by VWR. The Neutral Accounting Firm shall, within 30 days after submission to it of the disputed items, determine and report in writing to the parties upon such remaining disputed items in accordance with the provisions hereof; and such report shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Neutral Accounting Firm shall be allocated between Baxter and VWR in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Neutral Accounting Firm that is unsuccessfully disputed by each (as finally determined by the Neutral Accounting
Firm) bears to the total amount of such remaining disputed items so submitted. The Neutral Accounting Firm shall make such determination in its sole discretion, subject to the terms and conditions of this Agreement; provided, however, that the amount determined by the Neutral Accounting Firm in respect of any such remaining disputed item shall not exceed the highest amount claimed by either of the parties disputing such item, or be less than the lowest amount claimed by either of the parties disputing such item.

     7.3 VWR shall pay each Baxter Invoice, less any disputed amounts subject to Section 7.2, by wire transfer within 15 days after the date of such Baxter Invoice.

     7.4 Each mutually acceptable transition plan discussed in Section 7.1 shall contain understandings regarding the delivery of all of Baxter's records, books, and other data relating exclusively to the Products previously serviced by Baxter at such Region, including all accounts receivable data.

     7.5 Upon the expiration or termination of this Agreement, Baxter shall assign, transfer, convey and deliver to VWR, and VWR shall acquire from Baxter, all of Baxter's right, title and interest in and to any supplier agreements pursuant to which, during the calendar year 1994, 80% or more of the total products purchased by Baxter was sold by Baxter to Industrial Customers as VWR shall request, plus the agreements with Mallincrodt Chemical, Sartorius Corporation, Texwipe Company, J.T. Baker Inc. and Berkshire (collectively, the "Supplier Agreements"). Upon the transfer and acquisition of the Supplier Agreements, VWR shall assume and agree to pay, perform or discharge when due in accordance with their respective terms all liabilities and obligations of Baxter under the Supplier Agreements to be performed after the date of expiration or termination of this Agreement, except to the extent that such liabilities and obligations relate to a breach of a Supplier Agreement by Baxter prior to the termination or expiration of this Agreement. During the Term, Baxter shall (a) conduct its business in connection with the Supplier Agreements only in the ordinary course substantially consistent with past practice, (b) use reasonable efforts to preserve the goodwill of the suppliers related to the Supplier Agreements, and (c) administer the Supplier Agreements in good faith. Baxter shall provide notice to and/or consult with VWR regarding any material changes or proposed material changes to the Supplier Agreements.

8.   Indemnity.

     8.1 VWR agrees to indemnify and hold Baxter and the Baxter Indemnified Parties (as hereinafter defined) harmless from and against, and in respect of, any and all damages, claims, losses, demands, suits, losses, fines, penalties and liabilities ("Losses") asserted against or incurred by, and all expenses (including all reasonable fees and expenses of counsel, travel costs and other out-of-pocket costs) incurred in connection with pending or threatened litigation or other proceedings ("Expenses") by, Baxter or any of the Baxter Indemnified Parties and which arise out of or relate to the provision of Services hereunder by Baxter or any of the Baxter Indemnified Parties which arise out of or relate to any claim, action or proceeding asserted by a third party to the extent arising specifically out of any matter or thing specifically constituting a breach by VWR hereunder or any wrongful or negligent act or omission by VWR (or its employees or agents) in its performance of the terms of this Agreement. The Baxter Indemnified Parties shall mean and include: (x) Baxter's Affiliates; and (y) the respective directors, officers, agents and employees of Baxter and its Affiliates. Expenses shall be reimbursed or advanced when and as incurred promptly upon submission by Baxter or any Baxter Indemnified Party of statements to VWR.

     8.2 Baxter agrees to indemnify and hold VWR and the VWR Indemnified Parties (as hereinafter defined) harmless from and against, and in respect of, any and all damages, claims, losses, demands, suits, losses, fines, penalties and liabilities ("Losses") asserted against or incurred by, and all expenses (including all reasonable fees and expenses of counsel, travel costs and other out-of-pocket costs) incurred in connection with pending or threatened litigation or other proceedings ("Expenses") by, VWR or any of the VWR Indemnified Parties and which arise out of or relate to the provision of Services hereunder to VWR or any of the VWR Indemnified Parties which arise out of or relate to any claim, action or proceeding asserted by a third party to the extent arising specifically out of any matter or thing specifically constituting a breach by Baxter hereunder or any wrongful or negligent act or omission by Baxter (or its employees or agents) in its performance of the terms of this Agreement. The VWR Indemnified Parties shall mean and include: (x) VWR's Affiliates; and (y) the respective directors, officers, agents and employees of VWR and its Affiliates. Expenses shall be reimbursed or advanced when and as incurred promptly upon submission by VWR or any VWR Indemnified Party of statements to Baxter.

9.   Third Party Claims.

          If any third party shall make any claim or commence any arbitration proceeding or suit against any one or more of the Indemnified Persons with respect to which an Indemnified Person intends to make any claim for indemnification against VWR under Section 8.1 or against Baxter under Section 8.2, such Indemnified Persons shall promptly give written notice to VWR or Baxter, as the case may be, of such third party claim, arbitration proceeding or suit and the following provisions shall apply:

     9.1 Subject to Section 9.2, such Indemnified Persons shall have the right to conduct and control, through counsel of their choosing, the defense of any third party claim, arbitration proceeding or suit, and such Indemnified Persons may settle the same; provided that such Indemnified Persons shall give the indemnifying party advance notice of any proposed settlement. Such Indemnified Persons shall permit the indemnifying party to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the indemnifying party. Any settlement with respect to a claim for money damages effected by such Indemnified Persons after the indemnifying party has notified such Indemnified Persons in writing of the indemnifying party's disapproval of such settlement, shall discharge the indemnifying party from liability with respect to the subject matter thereof under this Agreement, and no claim for indemnification therefor shall be claimed by such Indemnified Persons under Section 8.1 or
Section 8.2, as the case may be.

     9.2 Notwithstanding Section 9.1, if the remedy sought in any claim, arbitration proceeding or suit referred to in this Section 9 is solely money damages, the indemnifying party shall have 15 business days after receipt of the notice referred to above in this Section 9 to notify such Indemnified Persons that it elects to conduct and control the defense of such claim, proceeding or suit. If the indemnifying party does not give the foregoing notice, such Indemnified Persons shall have the right to defend or settle such claim, proceeding or suit in the exercise of their exclusive discretion, and the indemnifying party shall, upon request from any of such Indemnified Persons, promptly pay to them in accordance with Section 8.1 or
Section 8.2, as the case may be, the amount of any liabilities, damages, losses and expenses, including reasonable attorney's fees, resulting from such claim, proceeding or suit. If the indemnifying party gives the foregoing notice, the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and control of the defense and any settlement of such claim, proceeding or suit, and such Indemnified Persons shall cooperate with the indemnifying party in connection therewith; provided that: (a) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any of such Indemnified Persons; (b) the indemnifying party shall permit such Indemnified Persons to participate in such defense or settlement through counsel chosen by such Indemnified Persons, but the fees and expenses of such counsel shall be borne by such Indemnified Persons except as provided in clause (c) below; and (c) the indemnifying party shall agree to reimburse promptly under Section 8.1 or Section 8.2, as the case may be, such Indemnified Persons for the full amount of any liabilities, damages, losses and expenses, including reasonable attorneys' fees, resulting from such claim, proceeding or suit, except in each case for any fees and expenses of counsel for such Indemnified Persons incurred after the assumption of the conduct and control of such claim, proceeding or suit by the indemnifying party. So long as the indemnifying party is contesting any such claim, proceeding or suit in good faith, such Indemnified Persons shall not pay or settle any such claim, proceeding or suit; provided, however, that such Indemnified Persons shall have the right to pay or settle any such claim, proceeding or suit; provided, further, that in such event such Indemnified Persons shall be deemed to have waived any right to indemnity therefor by the indemnifying party under Section
8.1 or Section 8.2, as the case may be.

 10. Confidentiality.

     10.1 Each of Baxter and VWR undertakes to the other, on behalf of itself and its employees, officers, directors, agents and Affiliates, that it shall keep confidential and shall not, without the prior written consent of the party to whom the information relates, disclose to any person, nor use or exploit commercially for its own purposes, any information obtained relating to the subject matter or performance of this Agreement; provided, however, that each of Baxter and VWR may disclose such information: (a) to its Affiliates for any purposes reasonably incidental to the purposes of this Agreement; (b) to its respective advisors for use in connection with rendering advice with respect to the performance of this Agreement; and (c) as is required to be disclosed by operation of law, legal process or any stock exchange regulations or any binding judgment or order, or by any requirement or any competent, federal, provincial, state, local or foreign court, administrative agency or governmental or regulatory authority or body. In performing its obligations under this Section 10.1, each of Baxter and VWR shall use all reasonable efforts to ensure that its employees, officers, directors and agents and Affiliates observe the foregoing confidentiality obligations.

     10.2 Section 10.1 shall not apply to information:

          10.2.1 acquired from a third party with the right to divulge the same;

          10.2.2 which, prior to or after the date of this Agreement, Baxter and VWR jointly decided to disclose; or

          10.2.3 which is or becomes within the public domain (otherwise than through the fault of the recipient party).

11.  Suspension/Termination.

          Baxter may suspend the provision of any Services, Additional Services or Facilities Services for which payment has not been received within 30 days following the date on which such payment is due until such payments have been received by Baxter and any such failure to pay within such 30-day period shall be considered a material default hereunder, provided that the foregoing shall not apply to any portion of any invoice that is disputed in good faith by VWR. Either party shall have the right to terminate this Agreement effective upon delivery of written notice to the other party if the other party: (a) makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is petitioned into bankruptcy, or takes advantage of any federal, provincial or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of 30 days, or if the corporate existence of the other party is terminated by voluntary or involuntary dissolution; or (b) materially defaults in the performance of any of its covenants or obligations contained in this Agreement and such default is not remedied to the non-defaulting party's reasonable satisfaction within 30 days after written notice to the defaulting party of such default, or if such default is not capable of rectification within 30 days, if the defaulting party has not promptly commenced to rectify the default within such 30 day period, and thereafter proceeds diligently to rectify same, provided that such right of rectification shall not extend the Term as provided in Section 3.

12.  Non-Exclusivity.

          Nothing in this Agreement shall preclude VWR from obtaining the Services, in whole or in part, from its own employees or from providers other than Baxter at any time; provided that VWR shall be responsible for paying to Baxter Services Payments as provided for herein. Subject to the terms and conditions of Section 4.11 of the Asset Purchase Agreement, nothing shall preclude Baxter or any of its Affiliates from providing services comparable to the Services to any other person or entity at any time.

13.  Notices.

          Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of 3 days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party shall be sent to the address set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

          To VWR:                c/o VWR Corporation
                                 Goshen Corporate Park West
                                 1310 Goshen Parkway
                                 West Chester, Pennsylvania  19380
                                 Facsimile:  (610) 436-1760
                                 Attn:  President

          With a copy to:        Drinker Biddle & Reath
                                 1000 Westlakes Drive
                                 Suite 300
                                 Berwyn, Pennsylvania  19312-2409
                                 Facsimile:  (610) 993-8585
                                 Attn:  Thomas E. Wood

          To Baxter:             Baxter Healthcare Corporation
                                 One Baxter Parkway
                                 Deerfield, Illinois  60015-4633
                                 Facsimile:  (708) 948-4266
                                 Attention:  General Counsel

          With a copy to:        Sidley & Austin
                                 One First National Plaza
                                 Chicago, Illinois  60603

                                 Facsimile:  (312) 853-7036
                                 Attention:  John M. O'Hare

Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representatives.


14.  Miscellaneous.

     14.1 This Agreement shall constitute the entire agreement between Baxter and VWR with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

     14.2 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois and the federal laws of the United States of America applicable therein. Any lawsuit arising from or related to this Agreement shall be brought before the United States District Court for the Northern District of Illinois or the Eastern District of Pennsylvania or an Illinois state court sitting in Lake County, Illinois, or any Commonwealth Court sitting in Chester County, Pennsylvania. The parties hereby consent to the jurisdiction of such courts.

     14.3 This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

     14.4 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither party shall have the right to transfer or assign its interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

           14.4.1 Notwithstanding the foregoing, either party may assign its rights and obligations, in whole or in part, to any Affiliate provided that the assigning party guarantees performance by such Affiliate.

           14.4.2 Notwithstanding the foregoing provisions of this Section 14.4, Baxter may assign its rights and obligations under this Agreement to any corporation or other entity that shall acquire all or substantially all of Baxter's business and assets and who shall assume in writing all of Baxter's obligations hereunder and deliver a signed copy of such assumption instrument to VWR; provided, further, that upon VWR's receipt of such assumption instrument, Baxter shall be fully released and discharged from its obligations under this Agreement.

           14.4.3  Notwithstanding the foregoing provisions of this
                   Section 14.4, to the extent that any corporation or other entity shall acquire all or substantially all of Baxter's business and assets relating to any of the Products, Baxter may assign a corresponding portion of its rights hereunder to such corporation or entity, provided that any such corporation or entity shall assume in writing all of Baxter's obligations hereunder which correspond to the portion of rights assigned, and shall deliver a signed copy of such assumption instrument to VWR.

     14.5 The terms and provisions of this Agreement are intended solely for the benefit of Baxter and VWR and their respective Affiliates, successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person.

     14.6 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without affecting, impairing or invalidating the remaining provisions or the enforceability of this Agreement.

     14.7 The failure at any time of either party to require performance by the other party of any responsibility provided for in this Agreement shall in no way affect the right to require full performance of any such responsibility at any time thereafter, nor shall the waiver by either party of a breach of any provision of this Agreement by the other party constitute a waiver of any succeeding breach of the same or any other provision nor shall it constitute a waiver of the responsibility itself.

     14.8 Baxter is acting as an independent contractor in connection with providing the Services and neither party constitutes the other as its agent, partner, joint venturer, or legal representative or has express or implied authority to bind the other in any manner whatsoever. All employees and representatives of Baxter providing the Services to VWR shall be deemed for purposes of all compensation and employee benefits to be employees of representatives of Baxter and not employees or representatives of VWR. In performing the Services, such employees and representatives shall be under the direction, control and supervision of Baxter (and not of VWR) and Baxter shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

     14.9 The obligations of either party to perform under this Agreement shall be excused during each period of delay caused by matters (not including lack of funds or other financial causes) such as strikes, supplier delays, shortages of raw materials, government orders or acts of God, which are reasonably beyond the control of the party obligated to perform. Any delay occasioned thereby shall not constitute a default under this Agreement, and the obligations of the parties shall be suspended during the period of delay so occasioned.

                                 * * * * * * *

          IN WITNESS WHEREOF, the parties have by their duly authorized officers executed this Agreement as of the date first above written.


                                             BAXTER HEALTHCARE CORPORATION



                                             By: /s/ David N. Jonas
                                                ------------------------------
                                                Name:  David N. Jonas
                                                Title: Vice President
                                                       Strategic Initiatives


                                             VWR CORPORATION



                                             By: /s/ Jerrold B. Harris
                                                ------------------------------
                                                Name:  Jerrold B. Harris
                                                Title: President and
                                                       Chief Executive Officer